Exhibit 99.1


       Mace Security International Signs Agreement to Sell Its Arizona Car
           Wash Region, Representing 12 Car Washes, for $19.5 Million


     MOUNT LAUREL, N.J.--(BUSINESS WIRE)--March 6, 2006--Mace Security International, Inc. ("Mace") (Nasdaq:MACE), a manufacturer of electronic surveillance and personal defense products and an owner and operator of car and truck wash facilities, today announced that it has signed an agreement to sell its Arizona Car Wash Region to CW Acquisition, LLC for $19.5 million. The assets of Mace's Arizona Region are being sold at a price above the recorded net book value of approximately $17 million. The Arizona Region represents twelve car washes and approximately $10 million of Mace's total revenues of approximately $68 million in 2005. Nine of the car washes are owned and three are leased. This transaction is expected to close within 120 days. Stifel, Nicolaus & Company, Incorporated advised Mace with regard to the transaction.
     The purchase price consists of $18.5 million in cash and $1.0 million to be paid to Mace in the form of a three-year promissory note bearing 7.5% interest. The note has a $250,000 principal payment due on each of the first and second anniversary dates of the promissory note's issuance, with the balance of $500,000 due and payable on the third anniversary. CW Acquisition, LLC has deposited $200,000 in escrow pending the closing.
     The proceeds from this transaction will be used to pay down debt and fund further expansion of Mace's security segment. Mace will pay down approximately $10.3 million of debt associated with the Arizona car washes, and approximately $2.9 million of additional debt. Mace will also pay a pre-payment penalty estimated at between $1.5 million and $2.5 million to be incurred as a result of the early retirement of the above-mentioned $10.3 million of debt. The Company's total outstanding debt is approximately $26.7 million, and at the completion of this transaction Mace's total debt will be reduced to approximately $12.9 million. Mace estimates that the net cash proceeds from the transaction after costs and debt payments will be approximately $2.2 million, excluding future receipts on the $1.0 million promissory note. At December 31, 2005, the Company's cash and short-term investments totaled approximately $11.4 million.
     This is a major step in Mace's goal to sell all of its car washes and invest in its security segment. Mace believes that this transaction is in the best interest of the Company and its shareholders. At the completion of this transaction, Mace will have 36 remaining car washes located in Florida, Texas, New Jersey, Pennsylvania and Delaware.
     Mace Security International, Inc. is a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car and truck wash facilities. Information about Mace and becoming a Mace Authorized Dealer is available at www.mace.com. The Company's consumer e-commerce web site is www.macecatalog.com.
     Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements, and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.


    CONTACT: Mace Security International, Inc.
             Eduardo Nieves, Jr., 954-449-1313
             www.mace.com